Exhibit 3.3
FORM OF
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
THE O’GARA GROUP, INC.
     ARTICLE FIRST: The name of the Corporation is The O’Gara Group, Inc. (the “Corporation”).
     ARTICLE SECOND: The place in the State of Ohio where the Corporation’s principal office is located is the City of Cincinnati, Hamilton County.
     ARTICLE THIRD: The purposes for which the Corporation is organized are to conduct any lawful business and to engage in any lawful act or activity for which corporations may be organized under the Ohio General Corporation Law, Ohio Revised Code §§1701.01 et seq., as from time to time in effect (the “Ohio General Corporation Law”).
     ARTICLE FOURTH:
     Section 1. Authorized Shares. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 200,100,000 (two hundred million, one hundred thousand) shares, consisting of: (a) 200,000,000 (two hundred million) shares of common stock, no par value per share (“Common Stock”); and (b) 100,000 (one hundred thousand) shares of preferred stock, no par value per share (“Preferred Stock”).
     Section 2. Common Stock. Each share of Common Stock shall entitle the holder to one vote. Except as otherwise provided by the Ohio General Corporation Law, and subject to any rights, powers and preferences that may be granted to holders of Preferred Stock, the holders of Common Stock shall share ratably (a) in any dividends, whether payable in cash, stock or otherwise, that the Board of Directors of the Corporation (“Board of Directors”) in its sole discretion may declare and (b) in the assets available for distribution to holders of Common Stock upon the liquidation, dissolution or winding up of the Corporation.
     Section 3. Conversion of Previously Issued Preferred Stock. The Corporation previously was authorized to issue and issued two classes and six series of preferred stock, comprised of one series of New Class A 3% Cumulative Participating Preferred Stock and five series of New Class B 5% Cumulative Participating Preferred Stock. As of the Effective Date (as defined in Article Twelfth), each issued and outstanding share of New Class A 3% Cumulative Participating Preferred Stock and of New Class B 5% Cumulative Participating Preferred Stock shall automatically be converted, without any further action of the Corporation or any of its shareholders, into one (1) share of Common Stock.
     Section 4. Preferred Stock. Authority is hereby expressly granted to the Board of Directors from time to time to adopt amendments to these Amended and Restated Articles of Incorporation (“Articles of Incorporation”) providing for the issue in one or more series of any unissued or treasury shares of Preferred Stock, and providing, to the fullest extent now or hereafter permitted by the laws of the State of Ohio and notwithstanding any other provision of these Articles of Incorporation, for the matters set forth in the following subdivisions (i) to (ix), inclusive, as well as any other rights or matters pertaining to such series:
          (i) The designation and number of shares of such series;
          (ii) The voting rights, if any, of such series;
          (iii) The dividend rate or rates of such series (which may be a variable rate and which may be cumulative);
          (iv) The dividend payment date or dates of such series;
          (v) The price or prices at which shares of such series may be redeemed;
          (vi) The amount of the sinking fund, if any, to be applied to the purchase or redemption of shares of such series and the manner of its application;
          (vii) The liquidation price or prices of such series;
          (viii) Whether or not the shares of such series shall be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of stock of the Corporation or any other property and, if made so convertible or exchangeable, the conversion price or prices or the rates of exchange at which such conversion or exchange may be made and the adjustments thereto, if any; and
          (ix) Whether or not the issue of any additional shares of such series or any future series in addition to such series shall be subject to any restrictions and, if so, the nature of such restrictions.
Any of the voting rights, dividend rate or rates, dividend payment date or dates, redemption rights and price or prices, sinking fund requirements, liquidation price or prices, conversion or exchange rights and restrictions on issuance of shares of any such series of Preferred Stock may, to the fullest extent now or hereafter permitted by the laws of the State of Ohio, be made dependent upon facts ascertainable outside these Articles of Incorporation or outside the amendment or amendments providing for the issue of such Preferred Stock adopted by the Board of Directors pursuant to authority expressly vested in it by this Article Fourth. Any of the terms of any series may be established as senior to or having preference over the terms of any other series, whether or not outstanding at the time of adoption of the amendment creating such series of Preferred Stock.
     ARTICLE FIFTH: Each director to be elected by the shareholders shall be elected by the vote of the majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present; provided that, if as of the date that is fourteen days in advance of the date the Corporation files its definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the Securities and Exchange Commission the number of nominees exceeds the number of directors to be elected, directors shall be elected by a plurality of the shares entitled to vote in the election of directors and present, in person or by proxy, at any such meeting. For purposes of this Article Fifth, a majority of the votes cast means that the number of shares voted “for” a director exceeds the number of votes cast “against” that director. Abstentions and “broker non-votes” shall not be counted for purposes of determining the number of votes cast “for” or “against” the election of a director.
     ARTICLE SIXTH: The Corporation, through the Board of Directors, shall have the right and power from time to time to redeem, contract to purchase and purchase any of the Corporation’s outstanding shares at such price and upon such terms as may be agreed upon between the Corporation and any selling shareholder.
     ARTICLE SEVENTH: No shareholder shall have the right to vote cumulatively in the election of directors.
     ARTICLE EIGHTH: No holder of any shares of any class of the Corporation’s capital stock shall have any preemptive or other right to subscribe for or purchase any shares of the Corporation’s capital stock, any securities convertible into or exchangeable for shares of the Corporation’s capital stock or any warrants or other rights entitling a holder to subscribe for or purchase any capital stock or other securities of the Corporation.
     ARTICLE NINTH: The provisions of Section 1701.831 of the Ohio General Corporation Law and any successor provisions thereto shall not apply to the Corporation to the extent authorized by the Ohio General Corporation Law.
     ARTICLE TENTH: Except as otherwise provided in these Articles of Incorporation or the Corporation’s Code of Regulations, notwithstanding any provision in the Ohio General Corporation Law requiring for any purpose the vote, consent, waiver or release of the holders of a designated portion (but less than all) of the shares of any particular class or series of the Corporation’s capital stock, such action may be taken by the holders of a majority of the issued and outstanding capital stock of each such class and series.
     ARTICLE ELEVENTH: The Corporation reserves the right to amend, alter or repeal any provision of these Articles of Incorporation, in the manner (except as provided in Article Tenth hereof) now or hereafter prescribed by the Ohio General Corporation Law or otherwise by statute, and all rights at any time conferred upon the shareholders of the Corporation by these Articles of Incorporation are granted subject to this reservation.
     ARTICLE TWELFTH: These Articles of Incorporation shall be effective upon filing with the Ohio Secretary of State (the “Effective Date”).